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                                                                   EXHIBIT 10(s)


                         Amendment to Stock Option Plan



On March 27, 2001 the Board of Directors of Catuity, Inc. approved an amendment to Section (4), "Option Pool; Shares Reserved for Options" of the Company's Stock Option Plan. This amendment increased the available number of shares in the plan from 750,000 to 950,000 in order to ensure that a sufficient number of shares would be available to meet the overall goals and objectives of the employee plan for the next few years. At the Annual Shareholders Meeting, held on May 24, 2001 in Sydney, Australia, the shareholders approved the amendment for the increase.